AAL Variable Product Series Fund, Inc.

                             Articles Supplementary


         The Board of Directors of AAL Variable Product Series Fund, Inc., a corporation organized and existing under the laws of the State of Maryland, by Resolution adopted on November 19, 1997, by a majority of the Directors of said corporation, has established and designated:

          100,000,000 shares of its previously authorized but unissued common stock, 1/10 of 1 cents ($.001) par value per share, as an additional series to be known as the AAL Variable Product International Stock Portfolio;

          100,000,000 shares of its previously authorized but unissued common stock, 1/10 of 1 cents ($.001) par value per share, as an additional series to be known as the AAL Variable Product High Yield Bond Portfolio.

Shares of such series shall have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and other conditions of redemption as set forth in Section 5 of AAL Variable Product Series Fund, Inc.'s Articles of Incorporation. With the addition of this series, the presently designated series of shares of AAL Variable Product Series Fund, Inc.'s common stock consist of the following:

                  Series                                   Number of Shares

AAL Variable Product Money Market Portfolio                   100,000,000
AAL Variable Product Large Company Stock Portfolio            100,000,000
AAL Variable Product Bond Portfolio                           100,000,000
AAL Variable Product Small Company Stock Portfolio            100,000,000
AAL Variable Product Balanced Portfolio                       100,000,000
AAL Variable Product International Stock Portfolio            100,000,000
AAL Variable Product High Yield Bond Portfolio                100,000,000

         This action does not alter the number of authorized shares of AAL Variable Product Series Fund, Inc., which consists of two billion shares, par value $0.001 per share. The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 5(B) of AAL Variable Product Series Fund, Inc, Articles of Incorporation and Section 2.208 of the Maryland General Corporation Law.

                     AAL VARIABLE PRODUCT SERIES FUND, INC.



                                            By: /s/ Steven A. Weber
                                                --------------------------------
                                                Steven A. Weber, President

                                            Attest:

                                            By:  /s/ Mark J. Mahoney
                                                 -------------------------------
                                                 Mark J. Mahoney, Secretary





STATE OF WISCONSIN                  )
                                    ) SS
COUNTY OF OUTAGAMIE        )


         On this 11th day of December, 1997, before me a Notary Public for the State and County set forth above, personally came Steven A. Weber, as President of AAL Variable Product Series Fund, Inc., and Mark J. Mahoney, as Secretary of AAL Variable Product Series Fund, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth are true in all material respects under the penalties of perjury.

         IN WITNESS WHEREOF, I have the signed below in my own hand and attached my official seal on the day and year set forth above.

(Notary Seal)                                        /s/ Gretchen J. Wilcox
                                                     ---------------------------
                                                     Notary Public
                                                     My Commission expires on
                                                                April 2, 2000